Exhibit 99.1

CONTACT:

Robert H. Barghaus
Chief Financial Officer
(203) 661-1926, ext. 6668

Tyler P. Schuessler
Vice President,
Organizational Development and
Investor Relations
(203) 661-1926, ext. 6643

BLYTH, INC. REPORTS 4th QUARTER AND FULL YEAR SALES AND EARNINGS
Full Year Normalized Earnings Per Share Increase 11% Versus Prior Year
Year-End Cash Balance Exceeds $200 Million

GREENWICH, CT, USA, April 8, 2011: Blyth, Inc. (NYSE: BTH), a leading multi-channel designer and marketer of home fragrance products, home décor products and household convenience items, today reported that Net Sales for the fourth quarter ended January 31, 2011 declined approximately 6% to $303.3 million from $322.4 million for the prior year period.  Sales declined 3% on a local currency basis.  Sales growth in ViSalus Sciences and in the Wholesale segment was more than offset by lower sales volume in PartyLite.  International sales represented 51% of fourth quarter sales this year versus 53% last year.

Commenting on the Company’s financial results, Robert B. Goergen, Blyth’s Chairman of the Board and CEO, said, “We are very pleased with the significant turn around in our Catalog & Internet and Wholesale channel profit performance, which began in early fiscal year 2011 and continued through the seasonally important fourth quarter.  Moreover, ViSalus Sciences capitalized on its winning Body By Vi Challenge, experiencing significant sales growth and profit improvement, with a very strong finish to its fiscal year.”

Mr. Goergen continued, “At PartyLite, the strength of our value-oriented fall/holiday product line, which resonated with consumers, was more than offset by fewer active independent sales consultants in North America during the fourth quarter.  We are completely focused on programs intended to attract and retain independent sales Consultants.  In Europe, we believe that modest fourth quarter sales declines in local currencies versus prior year resulted from significant snowstorms throughout the region.”

In an effort to assist the reader, a summary reconciliation of Generally Accepted Accounting Principles (GAAP) earnings and earnings per share to Non-GAAP earnings and earnings per share is presented in the attached table. This table is included as an additional reference to assist investors in analyzing the Company's performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.  In presenting comparable results, the Company discloses non-GAAP financial measures when it believes such measures will be useful to investors in evaluating the Company’s underlying business performance.  Management internally reviews the results of the Company excluding the impact of certain items as it believes that these non-GAAP financial measures are useful for evaluating the Company’s core operating results and facilitating comparison across reporting periods.

Fourth Quarter Performance

Operating Profit for the fourth quarter decreased to $29.7 million this year versus $35.9 million last year.  Foreign exchange had a negative $2.5 million impact on this year’s fourth quarter operating income.  This year’s fourth quarter operating profit included an asset impairment charge of $1.1 million in the Catalog & Internet segment and a lease impairment charge of $0.8 million in the Direct Selling segment.  Last year’s fourth quarter operating profit included restructuring charges of $0.4 million relating to the Midwest-CBK consolidation.  Excluding the impairment charges this year and restructuring charges last year, fourth quarter operating profit would have been $31.6 million this year versus $36.3 million last year.  Fourth quarter operating profit decreased versus last year due to the impact of lower sales and profits at PartyLite, which more than offset improved earnings due to higher sales and merger-related costs savings within the Midwest-CBK business, as well as improved operating margins at the Miles Kimball Company and ViSalus Sciences.

Net Earnings attributable to Blyth, Inc. common shareholders for the fourth quarter decreased to $17.7 million compared to $31.8 million for the prior year.  Diluted Earnings Per Share for the fourth quarter were $2.13 compared to $3.57 last year.  Included in the fourth quarter this year was the aforementioned Catalog & Internet asset impairment charge of $1.1 million pre-tax, equating to $0.7 million after tax, or $0.09 per share, and the Direct Selling lease impairment charge of $0.8 million pre-tax, equating to $0.5 million after tax, or $0.07 per share.  Included in last year were restructuring charges of $0.4 million pre-tax, equating to $0.3 million after tax, or $0.03 per share.  Also included in last year’s tax expense was a benefit of $9.1 million, or $1.01 per share, related to the favorable closure of various tax audits that were previously accrued on the balance sheet.  Excluding these charges and tax benefit, earnings per share would have been $2.28 this year versus $2.59 last year.

Fourth Quarter Segment Performance

In the Direct Selling segment, fourth quarter net sales declined 9% to $211.5 million versus $232.2 million for the same period last year.  On a local currency basis, sales declined 5% versus last year’s fourth quarter.  PartyLite’s U.S. sales declined 25% and active independent sales Consultants total over 18,000 in the U.S. versus over 22,000 in last year’s fourth quarter.  In PartyLite Canada, sales declined 12% in U.S. dollars during the quarter, which translated into a decline of 16% in local currency, with active independent sales Consultants totaling approximately 5,000 this year and last year.  The challenging economic environment in North America continued to impact Consultant activity during the fourth quarter, resulting in fewer shows per Consultant and lower active Consultant count versus prior year.  However, fourth quarter average spend per guest increased versus prior year as PartyLite’s innovative and value-oriented product line resonated with show attendees.

PartyLite Europe’s sales declined 10% in U.S. dollars during the quarter, which translated into a decline of 2% in local currency.  Management believes that PartyLite’s European sales decline versus the prior year’s fourth quarter related to significant snowfall that resulted in show cancelations in advance of the Christmas delivery cut off.  PartyLite’s European active independent sales Consultants total over 35,000 versus over 34,000 last year.

ViSalus Sciences experienced significant fourth quarter sales and distributor growth.  ViSalus is a direct seller of weight management products, nutritional supplements and energy drinks sold to consumers in the United States one-on-one by independent distributors.  Blyth invested in ViSalus in 2008 and now owns approximately 44% of the company with an option to increase its ownership.

Fourth quarter operating profit in the Direct Selling segment was $30.9 million versus $39.2 million in the same period last year.  This year’s segment operating profit included a $0.8 million lease impairment.  Excluding this charge, operating profit in the Direct Selling segment would have been $31.8 million this year versus $39.2 million last year, driven by lower PartyLite sales and the negative impact of foreign exchange, partially offset by higher sales and improved margins at ViSalus.

In the Catalog & Internet segment, fourth quarter net sales decreased 1% to $57.3 million versus $58.0 million last year.  Higher sales at the Miles Kimball Company were more than offset by sharply lower sales at Boca Java.  Fourth quarter operating income in this segment was $2.5 million versus $1.0 million in the prior year.  The Company recorded a $1.1 million impairment charge primarily to the write down of fixed assets, inventories on hand and other assets relating to the Boca Java business, which the Company exited shortly after its fiscal 2011 year end.  Excluding the asset impairment, fourth quarter segment operating income would have been $3.6 million this year versus $1.0 million last year.  This profit improvement was primarily due to significantly improved operating margins at the Miles Kimball Company.

In the Wholesale segment, fourth quarter net sales increased 7% to $34.4 million from $32.2 million last year driven by higher sales across all product lines.  Fourth quarter operating loss in the Wholesale segment improved to $3.7 million this year from $4.4 million last year.  Last year’s fourth quarter included restructuring charges of $0.4 million relating to the Midwest-CBK consolidation.  Excluding these charges, fourth quarter operating loss would have been $4.0 million last year versus a loss of $3.7 million this year.  The reduction in this year’s fourth quarter operating loss was principally due to the impact of higher sales and cost savings resulting from the consolidation of Midwest-CBK, partially offset by the impact of higher commodity costs on the foodservice business.

On April 4, 2011, the Company signed a definitive agreement to sell its Midwest-CBK wholesale business to MVP International.  Midwest-CBK is a growing business that realized significant profit improvement in fiscal year 2011, but due to the Company’s focus on the direct-to-consumer businesses, Midwest-CBK was no longer a strategic fit.  The transaction took place during the first quarter of fiscal year 2012 and had no impact on fourth quarter or full fiscal year 2011 sales or earnings.

Fiscal 2011 Performance

Net Sales for the year ended January 31, 2011 declined approximately 6% to $900.9 million from $958.1 million reported last year.  Operating Profit for the year was $46.6 million versus $30.0 million a year earlier.  This year’s operating profit included the aforementioned asset impairment of $1.1 million and lease impairment of $0.8 million.  Last year’s operating income included a non-cash, pre-tax goodwill and other intangibles impairment charge of $16.5 million, resulting from a revaluation of goodwill and other intangibles associated with the Company’s investment in ViSalus Sciences.  Also included last year were restructuring charges of $2.1 million relating to the Midwest-CBK consolidation.  Excluding the asset impairment of $1.1 million and the lease impairment of $0.8 million this year, as well as the $16.5 million charge for goodwill and other intangibles impairment and the restructuring charges of $2.1 million last year, Operating Profit for the year would have been $48.5 million this year versus $48.6 million last year.  This year’s Operating Profit includes significantly improved gross margin at the Miles Kimball Company, as well as the impact of higher sales and profits at ViSalus and Midwest-CBK.

Net Income attributable to Blyth, Inc. common shareholders for the year was $25.6 million compared to $17.7 million last year.  Diluted Earnings Per Share was $3.00 this year compared to $1.98 last year.  Included in this year is the asset impairment of $1.1 million pre-tax, equating to $0.7 million after tax, or $0.08 per share, and the lease impairment of $0.8 million pre-tax, equating to $0.5 million after tax, or $0.06 per share.  Included last year were the goodwill and other intangibles charge of $16.5 million pre-tax, equating to $15.3 million after tax, or $1.71 per share, and Midwest-CBK consolidation costs totaling $2.1 million pre-tax, equating to $1.4 million after tax, or $0.15 per share.  Also, included in last year’s tax expense was a benefit of $9.1 million, or $1.01 per share, related to favorable closure of various tax audits that were previously accrued on the balance sheet.  Excluding this benefit and the aforementioned charges in both years, earnings per share would have been $3.15 this year versus $2.84 last year.

The sum of the individual and segment amounts may not equal the reported totals for the quarter for Blyth overall due to rounding.

Management will conduct an informal Question and Answer session via dial-in call on April 8th at 2:00 pm EST.  The date, time and dial-in information of future calls will be available in the “Investor Relations” section of the Company’s website, www.blyth.com, no later than one week prior to the next scheduled session.  Management will not present prepared remarks during such calls and will cover no material, non-public information.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a Home Expressions company that markets an extensive array of home fragrance products, decorative accessories, seasonal decorations and household convenience items.  The Company sells its products through multiple channels of distribution, including the home party plan method of direct selling and one-on-one direct selling, as well as through the wholesale and catalog/Internet channels.  Blyth also markets tabletop lighting and chafing fuel for the Away From Home or foodservice trade.  The Company manufactures most of its candles and chafing fuel and sources nearly all of its other products.  Its products are sold direct to the consumer under the PartyLite®, Two Sisters Gourmet® by PartyLite and ViSalus Sciences® brands, to retailers in the premium and specialty retail channels under the Colonial Candle®, CBK® and Seasons of Cannon Falls® brands, to retailers in the mass retail channel under the  Sterno® brand, to consumers in the catalog/Internet channel under the As We Change®, Miles Kimball®, Exposures®, Walter Drake®, The Home Marketplace®, Easy Comforts® and Boca Java® brands, and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brands.  In Europe, Blyth’s products are also sold under the PartyLite brand.

Blyth, Inc. may be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts.  Actual results could differ materially due to various factors, including the slowing of the United States or European economies or retail environments, the risk that we will be unable to maintain our historic growth rate, our ability to respond appropriately to changes in product demand, the risk that we will be unable to integrate the businesses that we acquire into our existing operations, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign sourced products, risks associated with our ability to recruit new independent sales consultants, our dependence on key corporate management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, risks associated with our information technology systems (including, susceptibility to outages due to fire, floods, power loss, telecommunications failures, computer viruses, break-ins and similar events) and other factors described in this press release and in the Company’s most recently filed Annual Report on Form 10-K.

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BLYTH, INC.
Consolidated Statements of Earnings (Loss)
(In thousands except per share data)
(Unaudited)

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended January 31,	Ended January 31,	Ended January 31,	Ended January 31,
	2011	2010	2011	2010

Net sales	$303,274	$322,421	$900,927	$958,077
Cost of goods sold	129,582	135,676	401,297	432,578
Gross profit	173,692	186,745	499,630	525,499
Selling	113,410	121,780	337,191	367,487
Administrative and other	30,612	29,106	115,832	111,531
Goodwill and other intangibles impairment	-	-	-	16,498
Total operating expense	144,022	150,886	453,023	495,516
Operating profit	29,670	35,859	46,607	29,983

Other expense (income):
Interest expense	1,859	1,615	7,209	7,755
Interest income	(265)	(318)	(1,007)	(1,410)
Foreign exchange and other	1,325	583	1,999	1,564
Total other expense	2,919	1,880	8,201	7,909
Earnings (loss) before income taxes	26,751	33,979	38,406	22,074
Income tax expense	8,883	2,709	13,618	5,649
Net earnings (loss)	17,868	31,270	24,788	16,425
Less: Net earnings (loss) attributable to the noncontrolling interests	140	(521)	(768)	(1,269)
Net earnings (loss) attributable to Blyth, Inc.	$17,728	$31,791	$25,556	$17,694

Basic:
Net earnings (loss) attributable per Blyth, Inc. common share	$2.14	$3.58	$3.02	$1.99
Weighted average number of shares outstanding	8,267	8,882	8,462	8,912

Diluted:
Net earnings (loss) attributable per Blyth, Inc. common share	$2.13	$3.57	$3.00	$1.98
Weighted average number of shares outstanding	8,319	8,915	8,508	8,934

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	January 31, 2011	January 31, 2010
Assets
Cash and Cash Equivalents	$205,748	$207,394
Short Term Investments	8,700	5,000
Accounts Receivable, Net	17,586	18,694
Inventories	108,222	102,203
Property, Plant & Equipment, Net	101,501	107,987
Other Assets	60,008	81,715
	$501,765	$522,993

Liabilities and Stockholders' Equity
Bank and Other Debt	$11,045	$10,625
Bond Debt	99,940	99,919
Other Liabilities	143,710	156,172
Equity	247,070	256,277
	$501,765	$522,993

Blyth, Inc.
Supplemental Non-GAAP Earnings (Loss) Per Share Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Three Months Ended
	January 31, 2011		January 31, 2010
	Dollars	Diluted EPS	Dollars	Diluted EPS

Non-GAAP normalized earnings	$18,978	2.28	$23,011	$2.59

Tax benefit for favorable closure of audits previously accrued	-	-	9,051	1.01

Non-GAAP normalized earnings including tax benefit	18,978	2.28	32,062	3.60

Impairment of assets due to assignment (1)	(709)	(0.09)	-	-

Restructuring charges (2)	(541)	(0.07)	(271)	(0.03)

GAAP Net earnings attributable to Blyth, Inc. Common Stockholders'	$17,728	2.13	$31,791	$3.57

This table is included as an additional reference to assist investors in analyzing the Company's performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.

(1) In February 2011, the Company assigned the assets and liabilities of the Boca Java business for the benefit of its creditors. As a result the Company recorded an impairment on a pretax basis of $1.1 million.

(2) Restructuring charges represent the recording of a lease impairment for PartyLite's North American distribution facility in the current year and Midwest-CBK merger related expenses incurred in the prior year.

The sum of the individual amounts may not necessarily equal to the totals due to rounding.

Blyth, Inc.
Supplemental Non-GAAP Earnings (Loss) Per Share Measures
(In thousands, except per share data)
(Unaudited)

	Twelve Months Ended		Twelve Months Ended
	January 31, 2011		January 31, 2010
	Dollars	Diluted EPS	Dollars	Diluted EPS

Non-GAAP normalized earnings	$26,806	$3.15	$25,314	$2.84

Tax benefit for favorable closure of audits previously accrued	-	-	9,051	1.01

Non-GAAP normalized earnings including tax benefit	26,806	3.15	34,365	3.85

Goodwill and other intangibles impairment	-	-	(15,297)	(1.71)

Impairment of assets due to assignment (1)	(709)	(0.08)	-	-

Restructuring charges (2)	(541)	(0.06)	(1,374)	(0.15)

GAAP Net earnings attributable to Blyth, Inc. Common Stockholders'	$25,556	$3.00	$17,694	$1.98

This table is included as an additional reference to assist investors in analyzing the Company's performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.

(1) In February 2011, the Company assigned the assets and liabilities of the Boca Java business for the benefit of its creditors. As a result the Company recorded an impairment on a pretax basis of $1.1 million.

(2) Restructuring charges represent the recording of a lease impairment for PartyLite's North American distribution facility in the current year and Midwest-CBK merger related expenses incurred in the prior year.

The sum of the individual amounts may not necessarily equal to the totals due to rounding.